SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Name of Issuer)

                                T.H. Lehman & Co.
                         (Title of Class of Securities)
                                  Common Stock
                            (CUSIP Number) 525169-207

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications):
                                 Raffaele Attar
                          Woodco Fund Management, Inc.
                             4900 Woodway, Suite 650
                                Houston, TX 77056
                             (713) 621-2693 ext. 101

             (Date of Event Which Requires Filing of This Statement)

                               September 26, 2000

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.[ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 525169-207
--------------------------------------------------------------------------------
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons


Dibo Attar
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b)
--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)


     PF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)


--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization


     American.
--------------------------------------------------------------------------------
Number of Shares    (7)  Sole Voting Power                         N/A
Beneficially
Owned               (8)  Shared Voting Power                       985,800
by Each
Reporting           (9)  Sole Dispositive Power                    N/A
Person
With                (10) Shared Dispositive Power                  985,800
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  985,800


--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)             14%



--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)

OO

--------------------------------------------------------------------------------

Item 1. Security and Issuer

Common Stock, T.H. Lehman & Co.

--------------------------------------------------------------------------------

Item 2. Identity and Background

     (a)  Dibo Attar

     (b)  Woodco Fund Management, Inc.
          4900 Woodway, Suite 650
          Houston, TX 77056

     (c)  Private investor

     (d)  No

     (e)  No

     (f)  American.

--------------------------------------------------------------------------------

Item 3.  Source and Amount of Funds and Other Consideration

         Personal Funds

--------------------------------------------------------------------------------

Item 4.  Purpose of Transaction

     (a)  N/A

     (b)  N/A

     (c)  N/A

     (d)  Yes

     (e)  No

     (f)  No

     (g)  No

     (h)  No

     (i)  No

     (j)  No

Item 5.  Interest in Securities of the Issuer.

     (a) 985,800 shares purchased as a group consisting of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

     (b)  No

     (c)  N/A.

--------------------------------------------------------------------------------

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     (c) The purchase of securities was consummated as part of a group comprised of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

--------------------------------------------------------------------------------

Item 7.  Material to be Filed as Exhibits


Stock Purchase Agreement dated September 8, 2000.

--------------------------------------------------------------------------------

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------------------------------------------------
Date    October 12, 2001


--------------------------------------------------------------------------------
Signature


Name/Title   Dibo Attar

CUSIP No. 525169-207
--------------------------------------------------------------------------------
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons

Alberto Antebi
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b)
--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)


     PF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)


--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization


    American.
--------------------------------------------------------------------------------
Number of Shares    (7)  Sole Voting Power                         N/A
Beneficially
Owned               (8)  Shared Voting Power                       985,800
by Each
Reporting           (9)  Sole Dispositive Power                    N/A
Person
With                (10) Shared Dispositive Power                  985,800
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  985,800


--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)      14%



--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)

     OO

--------------------------------------------------------------------------------

Item 1. Security and Issuer

Common Stock, T.H. Lehman & Co.

--------------------------------------------------------------------------------

Item 2. Identity and Background

     (a)  Alberto Antebi

     (b)  c/o Woodco Fund Management, Inc.
          4900 Woodway, Suite 650
          Houston, TX 77056

     (c)  Private investor

     (d)  No

     (e)  No

     (f)  American.

--------------------------------------------------------------------------------

Item 3.  Source and Amount of Funds and Other Consideration

         Personal Funds

--------------------------------------------------------------------------------

Item 4.  Purpose of Transaction

     (a)  N/A

     (b)  N/A

     (c)  N/A

     (d)  Yes

     (e)  No

     (f)  No

     (g)  No

     (h)  No

     (i)  No

     (j)  No

Item 5.  Interest in Securities of the Issuer.

     (a) 985,800 shares purchased as a group consisting of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

     (b)  No

     (c)  N/A.

--------------------------------------------------------------------------------

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     (a) The purchase of securities was consummated as part of a group comprised of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

--------------------------------------------------------------------------------

Item 7.  Material to be Filed as Exhibits

     Stock Purchase Agreement dated September 8, 2000.

--------------------------------------------------------------------------------

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------------------------------------------------
Date    October 12, 2001


--------------------------------------------------------------------------------
Signature


Name/Title   Alberto Antebi

CUSIP No. 525169-207
--------------------------------------------------------------------------------
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons


Ezra Attar
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b)
--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)


     PF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)


--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization


     American.
--------------------------------------------------------------------------------
Number of Shares    (7)  Sole Voting Power                         N/A
Beneficially
Owned               (8)  Shared Voting Power                       985,800
by Each
Reporting           (9)  Sole Dispositive Power                    N/A
Person
With                (10) Shared Dispositive Power                  985,800
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  985,800



--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)



--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)      14%



--------------------------------------------------------------------------------
(14)Type of Reporting Person (See Instructions)

  OO

--------------------------------------------------------------------------------

Item 1. Security and Issuer

Common Stock, T.H. Lehman & Co.

--------------------------------------------------------------------------------

Item 2. Identity and Background

     (a)  Ezra Attar

     (b)  c/o Woodco Fund Management, Inc.
          4900 Woodway, Suite 650
          Houston, TX 77056

     (c)  Private investor

     (d)  No

     (e)  No

     (f)  American.

--------------------------------------------------------------------------------

Item 3.  Source and Amount of Funds and Other Consideration

         Personal Funds

--------------------------------------------------------------------------------

Item 4.  Purpose of Transaction

     (a)  N/A

     (b)  N/A

     (c)  N/A

     (d)  Yes

     (e)  No

     (f)  No

     (g)  No

     (h)  No

     (i)  No

     (j)  No

Item 5.  Interest in Securities of the Issuer.

     (a) 985,800 shares purchased as a group consisting of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

     (b)  No

     (c)  N/A.

--------------------------------------------------------------------------------

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     (a) The purchase of securities was consummated as part of a group comprised of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

--------------------------------------------------------------------------------

Item 7.  Material to be Filed as Exhibits


Stock Purchase Agreement dated September 8, 2000.

--------------------------------------------------------------------------------

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------------------------------------------------
Date    October 12, 2001


--------------------------------------------------------------------------------
Signature


Name/Title   Ezra Attar

CUSIP No. 525169-207
--------------------------------------------------------------------------------
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons


Raffaele Attar
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b)
--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)


     PF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)


--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization


     American.
--------------------------------------------------------------------------------
Number of Shares    (7)  Sole Voting Power                         N/A
Beneficially
Owned               (8)  Shared Voting Power                       985,800
by Each
Reporting           (9)  Sole Dispositive Power                    N/A
Person
With                (10) Shared Dispositive Power                  985,800
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  985,800


--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)      14%


--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)


     OO
--------------------------------------------------------------------------------

Item 1. Security and Issuer

Common Stock, T.H. Lehman & Co.

--------------------------------------------------------------------------------

Item 2. Identity and Background

     (a)  Raffaele Attar

     (b)  c/o Woodco Fund Management, Inc.
          4900 Woodway, Suite 650
          Houston, TX 77056

     (c)  Private investor

     (d)  No

     (e)  No

     (f)  American.

--------------------------------------------------------------------------------

Item 3.  Source and Amount of Funds and Other Consideration

     Personal Funds

--------------------------------------------------------------------------------

Item 4.  Purpose of Transaction

     (a)  N/A

     (b)  N/A

     (c)  N/A

     (d)  Yes

     (e)  No

     (f)  No

     (g)  No

     (h)  No

     (i)  No

     (j)  No

Item 5.  Interest in Securities of the Issuer.

     (a) 985,800 shares purchased as a group consisting of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

     (b)  No

     (c)  N/A.

--------------------------------------------------------------------------------

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     (a) The purchase of securities was consummated as part of a group comprised of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

--------------------------------------------------------------------------------

Item 7.  Material to be Filed as Exhibits


Stock Purchase Agreement dated September 8, 2000.

--------------------------------------------------------------------------------


Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------------------------------------------------
Date    October 12, 2001


--------------------------------------------------------------------------------
Signature


Name/Title   Raffaele Attar

CUSIP No. 525169-207
--------------------------------------------------------------------------------
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons


Russell Molina
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b)
--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)


     PF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)


--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization


     American.
--------------------------------------------------------------------------------
Number of Shares    (7)  Sole Voting Power                         N/A
Beneficially
Owned               (8)  Shared Voting Power                       985,800
by Each
Reporting           (9)  Sole Dispositive Power                    N/A
Person
With                (10) Shared Dispositive Power                  985,800
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  985,800


--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)      14%


--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)

  OO
--------------------------------------------------------------------------------

Item 1. Security and Issuer

Common Stock, T.H. Lehman & Co.

--------------------------------------------------------------------------------

Item 2. Identity and Background

     (a)  Russell Molina

     (b)  c/o Woodco Fund Management, Inc.
          4900 Woodway, Suite 650
          Houston, TX 77056

     (c)  Private investor

     (d)  No

     (e)  No

     (f)  American.

--------------------------------------------------------------------------------

Item 3.  Source and Amount of Funds and Other Consideration

     Personal Funds

--------------------------------------------------------------------------------

Item 4.  Purpose of Transaction

     (a)  N/A

     (b)  N/A

     (c)  N/A

     (d)  Yes

     (e)  No

     (f)  No

     (g)  No

     (h)  No

     (i)  No

     (j)  No

Item 5.  Interest in Securities of the Issuer.

     (a) 985,800 shares purchased as a group consisting of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

     (b)  No

     (c)  N/A.

--------------------------------------------------------------------------------

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     (a) The purchase of securities was consummated as part of a group comprised of Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar.

--------------------------------------------------------------------------------

Item 7.  Material to be Filed as Exhibits


Stock Purchase Agreement dated September 8, 2000.

--------------------------------------------------------------------------------


Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------------------------------------------------
Date    October 12, 2001


--------------------------------------------------------------------------------
Signature


Name/Title   Russell Molina